Seneca Foods Reports a Sales Increase of 7.6% or $46.6 Million for the Six Months Ended September 30, 2017

MARION, N.Y. October 26, 2017 -- Seneca Foods Corporation (NASDAQ: SENEA, SENEB) today announced financial results for the second quarter and six months ended September 30, 2017.

Highlights (vs. year-ago, second quarter results):

●	Net sales increased $19.1 million, or 5.3% to $376.3 million.
●	The increase in sales attributed to a favorable sales volume variance of $15.9 million and a favorable sales mix and higher selling price variance of $3.2 million.
●	Results for the quarter include the Truitt Bros., Inc. acquisition which contributed $19.4 million in net sales.
●	Net earnings decreased to a loss of $(1.1) million or $(0.11) per diluted share.

“Due to a significant LIFO charge for the quarter and six month periods, we are reporting a slight loss.   However, on a FIFO basis we continue to perform as we expected.  FIFO net earnings and sales are up compared to the prior year.  Overall, operating earnings, excluding LIFO and plant restructuring charges, are marginally ahead of the prior year,” stated Kraig Kayser, President and Chief Executive Officer.

Financial Results for the Second Quarter of 2018

The Company reported a net loss for the fiscal second quarter of 2018 of $(1.1) million, or $(0.11) per diluted share, compared to net earnings of $6.1 million, or $0.62 per diluted share, in the fiscal second quarter of 2017.  Net sales for the second quarter ended September 30, 2017, increased from the second quarter ended October 1, 2016, by 5.3%, to $376.3 million.  The increase is attributable to increased sales volume of $15.9 million and higher selling prices/more favorable sales mix of $3.2 million. Results for the quarter include the Truitt Bros., Inc. acquisition which contributed $19.4 million in net sales.

Operating earnings, excluding LIFO and plant restructuring impact, was $12.0 million and $14.0 million for the quarter ended September 30, 2017 and October 1, 2016, respectively. A reconciliation of reported operating income to operating earnings excluding LIFO and plant restructuring charges is provided below.

Highlights (vs. year-ago, year-to-date results):

●	Net sales increased $46.6 million, or 7.6% to $656.5 million.
●	The increase in sales attributed to favorable sales volume variance of $44.4 million and favorable sales mix and higher selling price variance of $2.2 million.
●	The volume increase is in part attributable to the Truitt Bros., Inc. acquisition which contributed $41.1 million in net sales.
●	Net earnings decreased to a loss of $(2.0) million or $(0.20) per diluted share.

Financial Results for the Fiscal 2018 Six Months Year-to-Date

During six months ended September 30, 2017, the Company reported that net loss for the first half of 2018 was $(2.0) million, or $(0.20) per diluted share, compared to net earnings of $6.1 million, or $0.61 per diluted share, in the first half of 2017.  Net sales for the first half of fiscal 2018 increased from the first half of fiscal 2017 by 7.6%, to $656.5 million.  The increase is attributable to increased sales volume of $44.4 million and higher selling prices/more favorable sales mix of $2.2 million.

Operating earnings, excluding LIFO and plant restructuring impact, was $20.3 million and $18.6 million for the six months ended September 30, 2017 and October 1, 2016, respectively. A reconciliation of reported operating income to operating earnings excluding LIFO and plant restructuring charges is provided below.

About Seneca Foods Corporation

Seneca Foods is North America’s leading provider of packaged fruits and vegetables, with facilities located throughout the United States. Its high quality products are primarily sourced from over 2,000 American farms. Seneca holds the largest share of the retail private label, food service, and export canned vegetable markets, distributing to over 90 countries.   Products are also sold under the highly regarded brands of Libby’s®, Aunt Nellie’s®, Green Valley®, CherryMan®, READ®, Seneca Farms® and Seneca labels, including Seneca snack chips.  In addition, Seneca provides vegetable products under a contract packing agreement with B&G Foods North America, under the Green Giant label. Seneca’s common stock is traded on the Nasdaq Global Stock Market under the symbols “SENEA” and “SENEB”. SENEA is included in the S&P SmallCap 600, Russell 2000 and Russell 3000 indices.

Non-GAAP Financial Measures—Operating Earnings Excluding LIFO and Plant Restructuring Impact, EBITDA and FIFO EBITDA

Operating earnings excluding LIFO and plant restructuring, EBITDA and FIFO EBITDA are non-GAAP financial measures. The Company believes these non-GAAP financial measures provide a basis for comparison to companies that do not use LIFO or have plant restructuring and enhance the understanding of the Company’s historical operating performance. The Company does not intend for this information to be considered in isolation or as a substitute for other measures prepared in accordance with GAAP.

Set forth below is a reconciliation of reported net earnings to EBITDA and FIFO EBITDA (earnings before interest, income taxes, depreciation, amortization, non-cash charges and credits related to the LIFO inventory valuation method). The Company does not intend for this information to be considered in isolation or as a substitute for other measures prepared in accordance with GAAP.

	Quarter Ended		Six Months Ended
	In millions		In millions
	9/30/2017	10/1/2016	9/30/2017	10/1/2016
	FY 2018	FY 2017	FY 2018	FY 2017

Operating income, as reported:	$1.6	$11.2	$2.4	$12.8

LIFO charge	10.4	2.5	17.8	4.4

Plant restructuring charge	-	0.3	0.1	1.4

Operating income, excluding LIFO and plant restructuring impact	$12.0	$14.0	$20.3	$18.6

	Six Months Ended
EBITDA and FIFO EBITDA:	September 30, 2017	October 1, 2016
	(In thousands)

Net (loss) earnings	$(1,951)	$6,082
Income tax (benefit) expense	(2,256)	2,589
Interest expense, net of interest income	6,650	4,295
Depreciation and amortization	15,349	12,018
Interest amortization	(252)	(206)
EBITDA	17,540	24,778
LIFO charge	17,841	4,375
FIFO EBITDA	$35,381	$29,153

Forward-Looking Information

The information contained in this release contains, or may contain, forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements appear in a number of places in this release and include statements regarding the intent, belief or current expectations of the Company or its officers (including statements preceded by, followed by or that include the words “believes,” “expects,” “anticipates” or similar expressions) with respect to various matters.

Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Investors are cautioned not to place undue reliance on such statements, which speak only as of the date the statements were made. Among the factors that could cause actual results to differ materially are:

●	general economic and business conditions;
●	cost and availability of commodities and other raw materials such as vegetables, steel and packaging materials;
●	transportation costs;
●	climate and weather affecting growing conditions and crop yields;
●	availability of financing;
●	leverage and the Company’s ability to service and reduce its debt;
●	foreign currency exchange and interest rate fluctuations;
●	effectiveness of the Company’s marketing and trade promotion programs;
●	changing consumer preferences;
●	competition;
●	product liability claims;
●	the loss of significant customers or a substantial reduction in orders from these customers;
●	changes in, or the failure or inability to comply with, United States, foreign and local governmental regulations, including environmental and health and safety regulations; and
●	other risks detailed from time to time in the reports filed by the Company with the SEC.

Except for ongoing obligations to disclose material information as required by the federal securities laws, the Company does not undertake any obligation to release publicly any revisions to any forward-looking statements to reflect events or circumstances after the date of the filing of this report or to reflect the occurrence of unanticipated events.

Contact:

Timothy J. Benjamin, Chief Financial Officer

315-926-8100

Seneca Foods Corporation
Unaudited Selected Financial Data

For the Periods Ended September 30, 2017 and October 1, 2016
(In thousands of dollars, except share data)

	Second Quarter		Year-to-Date
	Fiscal 2018	Fiscal 2017	Fiscal 2018	Fiscal 2017

Net sales	$376,308	$357,247	$656,495	$609,861

Plant restructuring (credit) expense (note 2)	$(25)	$277	$56	$1,462

Other operating income (expense) net (note 3)	$20	$(31)	$2,632	$(19)

Operating income (note 1)	$1,584	$11,202	$2,422	$12,799
Loss (earnings) from equity investment	-	270	(21)	(167)
Interest expense, net	3,433	2,151	6,650	4,295
(Loss) earnings before income taxes	$(1,849)	$8,781	$(4,207)	$8,671

Income taxes (benefit) expense	(737)	2,637	(2,256)	2,589

Net (loss) earnings	$(1,112)	$6,144	$(1,951)	$6,082

(Loss) earnings attributable to common stock (note 4)	$(1,114)	$6,082	$(1,952)	$6,014

Basic (loss) earnings per share	$(0.11)	$0.62	$(0.20)	$0.61

Diluted (loss) earnings per share	$(0.11)	$0.62	$(0.20)	$0.61

Weighted average shares outstanding basic	9,791,595	9,792,431	9,802,806	9,800,229

Weighted average shares outstanding diluted	9,791,595	9,861,865	9,802,806	9,869,663

Note 1: The effect of the LIFO inventory valuation method on second quarter pre-tax results decreased operating earnings by $10,398,000 for the three month period ended September 30, 2017 and decreased operating earnings by $2,476,000 for the three month period ended October
1, 2016. The effect of the LIFO inventory valuation method on year-to-date pre-tax results decreased operating earnings by
$17,841,000 for the six month period ended September 30, 2017 and decreased operating earnings by $4,375,000 for the six month period ended October 1, 2016.
Note 2: The six month period ended September 30, 2017 included a restructuring charge primarily for moving costs of $56,000.
The six month period ended October 1, 2016 included a restructuring charge primarily for moving costs of $1,462,000.
Note 3: Other operating income for the six month period ended September 30, 2017 of $2,632,000 represents a net gain on the sale of unused fixed assets of $1,591,000 and a bargain purchase gain of $1,096,000 for the Truitt Bros. acquisition.
Other loss for the six month period ended October 1, 2016 of $19,000 represents a net loss on the sale of unused fixed assets of $48,000 and a gain of $29,000 to adjust a previously recorded environmental charge.
Note 4: The Company uses the "two-class" method for basic earnings per share by dividing the earnings attributable to common shareholders by the weighted average of common shares outstanding during the period.

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